Navigating Challenges: Forza Innovations Inc. Shares Insights on Debt and Growth

FORZ delivers a crucial update on its corporate trajectory and strategic determinations in response to the challenges posed by convertible debt

Forza Innovations Inc (OTCMKTS:FORZ)

CHARLOTTE, NC, USA, September 12, 2023/EINPresswire.com/ -- Forza Innovations Inc. (OTC PINK:FORZ) provides an important update on its corporate direction and strategic decisions in response to the challenges faced with convertible debt. Convertible debt can be daunting for pre-revenue tech companies. While some may perceive the risks, the reality is often a balance between securing necessary funds and safeguarding the future. "In many cases, the only available path for CEOs is the complex landscape of convertible lending," states Johnny Forzani, President of Forza.

The company had previously considered a reverse split as a potential solution. However, after extensive research and understanding the implications, particularly concerning shareholder value, the decision has been made to not move forward with the reverse.

**A Positive Outlook Ahead**

With the expedited patent filed in March for our groundbreaking technology, Forza remains optimistic about the upcoming year. The USPTO has provided assurances of an approval notice within a calendar year. "We're confident that our IP will be granted," Forzani adds. "Our flagship WarmUp product, once patented and FDA-approved to treat Chronic back pain, has the potential to revolutionize the market and usher in new avenues for growth. With design, testing, and mass production readiness achieved, securing the patent will undoubtedly open more favorable funding possibilities."

**Reflecting on Past Challenges and Looking to the Future**

Balancing the needs of two startups, especially on the OTC PK where funding options are severely limited and the associated costs of maintaining fully reported company status, also presents challenges. The margin for error is narrow, and any setbacks can have profound implications. Forzani reflects, "True learning often comes from firsthand experiences, understanding past errors, and applying those lessons to shape a brighter future."

The year presented its fair share of challenges, but the goals remains undeterred. "We faced significant trials this year, but our journey is far from over. We're committed to navigating the debt and investing our continuous efforts to position Forza in a stronger, healthier place for the future," Forzani concludes.

Johnny Forzani
Forza Innovations Inc
johnny@forzinnovations.com